Filed Pursuant to Rule 424(b)(5)
File Number 333-188389

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor are we seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated May 16, 2013)

            Shares

Turtle Beach Corporation

Common Stock

We are offering              shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol “HEAR.” On January 29, 2016, the last reported sale price for our common stock on The NASDAQ Global Market was $1.33 per share.

Mr. Ronald Doornink, our Chairman of the Board, and Mr. Juergen Stark, our Chief Executive Officer and President, have each indicated a preliminary interest in purchasing shares of our common stock in this offering at the price to the public for an aggregate purchase price of approximately $500,000 and $150,000, respectively. Because indications of interest are not binding agreements or commitments to purchase, either of Mr. Doornink or Mr. Stark may elect not to purchase shares in this offering or the underwriters may elect not to sell shares in this offering to Mr. Doornink or Mr. Stark.

We will also issue to SG VTB Holdings, LLC (“SG VTB”), our largest stockholder and an affiliate of Stripes Group, LLC, up to $2,500,000 of additional shares of our common stock in a concurrent private placement at the price to the public in this offering. See “Prospectus Supplement Summary – Private Placement.”

As of January 29, 2016, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $27,071,009, based on 42,529,502 shares of our outstanding common stock on such date, of which approximately 29,576,866 shares were held by affiliates and 12,952,636 shares were held by non-affiliates, and a price of $2.09 per share, which was the price at which our common stock was last sold on The NASDAQ Global Market on December 23, 2015 (a date within 60 days of the anticipated date of sale), calculated in accordance with General Instruction I.B.6 of Form S-3. Prior to this offering, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 in the last 12 calendar months.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9.

	Per Share	Total
Price to the public	$	$
Underwriting discount (1)	$	$
Proceeds to Turtle Beach	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of              additional shares from us within 30 days following the date of this prospectus supplement to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

We anticipate that delivery of the shares of our common stock will be made on or about                 , 2016.

Oppenheimer & Co.

Lake Street Capital Markets

The date of this prospectus supplement is                 , 2016.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated herein or therein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

On May 6, 2013, we filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 (File No. 333-188389) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement became effective on May 16, 2013. Under this shelf registration process, we may, from time to time, sell common stock and warrants, including the common stock to be sold in this offering.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in the accompanying prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

As used in this prospectus supplement, unless the context requires otherwise, references to “Turtle Beach,” the “Company,” “we,” “our,” or “us” refers to the combined businesses of Turtle Beach Corporation and its subsidiaries. HyperSound® is our registered trademark. This prospectus supplement and the accompanying prospectus may also contain or incorporate by reference other trademarks and trade names that are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING

STATEMENTS AND OTHER INFORMATION

This prospectus supplement includes, and incorporates by reference, certain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward looking statements. Forward-looking statements include statements preceded by or followed by or that include the words “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” and similar expressions. These forward-looking statements reflect the current expectations of Turtle Beach Corporation concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including without limitation those discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended September 30, 2015, which is incorporated by reference herein.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new marketing applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. In addition, even if our actual results are consistent with the forward-looking statements contained in this prospectus supplement, those results may not be indicative of results or developments in subsequent periods. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	Current and future transitions in video gaming console platforms and the potential impact on our business;

•	Continued relationships with our largest customers;

•	Our ability to adapt to new technologies and introduce new products on a timely basis;

•	The impact of competitive products, technologies and pricing;

•	The ability of our Hypersound® business to generate revenues and achieve profitability, including the success of our Hypersound Clear™ product;

•	The impact of seasonality on our business;

•	Manufacturing capacity constraints and difficulties;

•	The scope of protection we are able to establish and maintain for intellectual property rights covering our technology;

•	Our ability to forecast demand for our products;

•	Estimates of our future revenues, expenses, capital requirements and our needs for additional financing;

•	Our success at managing the risks involved in the foregoing items;

•	Our financial performance;

•	Our use of proceeds from this offering and the concurrent private placement; and

•	Other factors discussed in our filings with the SEC.

All forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus reflect our views as of the date on which they were made based on information then available with respect to future events and are subject to the above referenced and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Given these risks, uncertainties and assumptions, we caution you not to place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

This prospectus supplement and the accompanying prospectus may contain or incorporate by reference statistical data and estimates that we obtained from industry publications and reports. These publications typically indicate that they have obtained their information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of their information. Although we have assessed the information in the publications and found it to be reasonable and believe the publications are reliable, we have not independently verified such data.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section contained in this prospectus supplement, as well as the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, carefully before making an investment decision.

The Company

Turtle Beach Corporation is a premier audio innovation company with expertise and experience in developing, commercializing and marketing audio technologies across a range of large addressable markets under the Turtle Beach® and HyperSound® brands. Turtle Beach is a worldwide leading provider of feature-rich headset solutions for use across multiple platforms, including video game and entertainment consoles, handheld consoles, personal computers, tablets and mobile devices. HyperSound technology is an innovative patent-protected sound technology that delivers immersive, directional audio offering unique potential benefits in a variety of commercial settings and consumer devices, including improved clarity and comprehension for listeners with hearing loss.

Headset Business

Turtle Beach launched its first gaming headset in 2005 and has grown to be the leading brand in gaming audio. We design and market premium audio peripherals for video game consoles, personal computers and mobile devices, including headsets for PlayStation®4 consoles and officially-licensed headsets for Xbox One consoles. Turtle Beach branded headsets are distributed internationally across North America, South America, Europe, the Middle East, Africa, Australia, and Asia, and sold at thousands of storefronts and online, including major retailers such as Amazon, Argos, Best Buy, Carrefour, GameStop, HMV, Target, Tesco and Walmart.

We offer a variety of headsets, spanning multiple wired and wireless retail price points ranging from $30 to $300, and have offerings across all major gaming platforms. Our price tiers correspond to customer profiles, beginning with “Entry-Level” gamers and progressing through “Casual,” “Enthusiast” and “Core” gamers. Each successive price tier incorporates a higher level of finishing, features and technology, progressing from passive stereo to amplified mono, surround sound, and programmable surround sound. Premium headsets have padded leather headbands, accent stitching, and noise-isolating memory foam ear cups. Other features in certain of our premium headsets include enhanced surround sound, high quality wireless audio and audio processing that enhances gameplay. As gaming consoles have evolved from dedicated video game platforms to home entertainment hubs, and as mobile devices have become platforms for entertainment, we have continued to evolve our headsets to reflect how content is consumed.

Each headset model is designed for a “primary” platform, such as a specific console or for the PC platform, though many can be used with multiple platforms, and most are compatible with mobile devices. A primary platform and unique packaging often results in the products being represented in the applicable platform area by retailers, increasing the prominence of Turtle Beach products in physical retail locations and online catalogs.

HyperSound Business

HyperSound is a pioneering audio solution that directs sound in a narrow beam focusing on a specific location, creating a precise audio zone. HyperSound technology’s ability to beam, focus and control sound empowers solutions for commercial applications such as digital signage and kiosks, consumer audio and health care by improving clarity and comprehension for persons who are hard of hearing.

Our products are designed to deliver controlled audible sound along a tightly formed beam as targeted and desired. If the listener is standing outside the path of the beam, the sound is barely audible. This delivery mechanism also maintains sonic clarity and intelligibility over longer distances than traditional speakers. We believe our technology offers a number of advantages, including:

•	the ability to create a beam of sound and place it where it is intended;

•	the ability to direct advertising to patrons in sound zones, enhancing video content while limiting the noise that interferes with workers or the conduct of commerce at checkout or other locations;

•	the ability to target the left and right ear of a listener separately, creating enhanced stereo feel to the sound;

•	the ability to deliver a beam of sound over longer distances than conventional speakers, such as down a grocery store aisle or from a tall box store ceiling; and

•	the ability to penetrate other competing ambient sounds to more effectively communicate.

In February 2014, we received clearance from the U.S. Food and Drug Administration, or FDA, to market the HyperSound Audio System to improve the clarity and comprehension of sounds from various sources for listeners with or without hearing loss and with or without the use of hearing aids. We have worked to commercialize this system in a living room audio product for the hard-of-hearing called Hypersound Clear™, which launched in November 2015 and is available through hearing healthcare providers.

In November 2014, we launched the first wide-scale deployment of the commercial product creating virtual reality audio zones in Activision Call of Duty®: Advanced Warfare retail displays in approximately 1,000 Best Buy locations in North America.

Corporate Information

Our corporate office is located at 12220 Scripps Summit Drive, Suite 100, San Diego, California 92131. Our telephone number is 1-888-496-8001. Additional corporate information about us is available on our website at corp.turtlebeach.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Preliminary Financial Results for the Year Ended December 31, 2015 and Guidance Furnished for the Year Ending December 31, 2016

On January 20, 2016, we announced preliminary financial results for the quarter and year ended December 31, 2015. Our headset revenues were expected to range between $82 to $84 million for the fourth quarter of 2015 and $160 to $162 million for the year ended December 31, 2015. HyperSound revenues were approximately $0.9 million for the year ended December 31, 2015. Gross margin percentage was expected to be approximately 31% for the fourth quarter of 2015 and approximately 26% for the year ended December 31, 2015. Our consolidated adjusted EBITDA for the year ended December 31, 2015 was expected to be approximately $(12) million.

We are in the process of finalizing our financial results for 2015, and therefore our finalized and audited results are not yet available. The preliminary expectations regarding 2015 headset revenues, Hypersound revenues, total revenues, gross margin percentages and consolidated adjusted EBITDA are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations.

On January 20, 2016, we furnished guidance with respect to the 2016 fiscal year, including that headset revenues are expected to range between $153 to $162 million and Hypersound revenues are expected to range between $7 to $10 million, and consolidated adjusted EBITDA is expected to increase by more than $8 million from fiscal year 2015 to between $(4) million and $0.

With respect to such guidance, our independent registered public accounting firm has not compiled, examined or performed any procedures with respect to this information, nor have they expressed any opinion or any form of assurance on such information or its achievability.

The guidance with respect to consolidated revenues and adjusted EBITDA, which constitute forward-looking statements, are based on assumptions, estimates and analyses prepared by our management and these forecasts are inherently speculative, are subject to substantial uncertainty, and our actual consolidated revenues and adjusted EBITDA may differ materially from our guidance. This guidance is subject to various risks and uncertainties, including without limitation those discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements and Other Information,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended September 30, 2015.

The inclusion of adjusted EBITDA in the foregoing guidance constitutes a measure that the SEC defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with our reported results, can provide useful supplemental information for investors analyzing period to period comparisons of our results. We define “adjusted EBITDA” as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain special items that we believe are not representative of core operations. The adjusted EBITDA outlook for the full year 2016 has not been reconciled to our net loss outlook for the same period because certain items that would impact interest expense, provision for income taxes and stock-based compensation, which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted.

February Loan Amendments

On February 1, 2016, we and our subsidiaries entered into an amendment (the “February ABL Amendment”) to our Loan, Guaranty and Security Agreement, dated March 31, 2014 (as amended, the “ABL Agreement”) with Bank of America, N.A., as administrative agent, collateral agent and security trustee for the ABL Lenders (“Bank of America”). The February ABL Amendment amended certain provisions of the ABL Agreement to, among other things, (a) provide that, on or prior to February 5, 2016, we receive net proceeds of not less than $6.0 million of additional equity capital or additional third lien debt financing and apply such proceeds against the outstanding principal balance of the working capital line of credit under the ABL Agreement (the receipt of such proceeds and subsequent payment, the “February ABL Paydown”), (b) amend the definition of “EBITDA” for purposes of the ABL Agreement and (c) provide that we maintain certain amended EBITDA levels during each month beginning with the month ended December 31, 2015 through (and including) the month ending March 31, 2017 (with revised financial covenants to be agreed based on new financial projections after such date) on both an overall and segment-by-segment basis.

Also on February 1, 2016, we and our subsidiaries entered into an amendment (the “February Term Loan Amendment,” and together with the February ABL Amendment, the “February Loan Amendments”) to our Term Loan, Guaranty and Security Agreement, dated July 22, 2015 (as amended, the “Term Loan Agreement,” and together with the ABL Agreement, the “Loan Agreements”) with Crystal Financial LLC, as agent for the lenders (the “Term Loan Lenders”), sole lead arranger and sole bookrunner (“Crystal”). The February Term Loan Amendment amended certain provisions of the Term Loan Agreement to, among other things, (a) provide that the Company make the February ABL Paydown, (b) amend the definition of “EBITDA” for purposes of the Term Loan Agreement and (c) provide that the Company maintain certain amended EBITDA levels during each month beginning with the month ended December 31, 2015 and on a trailing twelve-month period basis beginning with the period ending October 31, 2016 through the termination date under the Term Loan Agreement on both an overall and segment-by-segment basis.

In connection with the February Loan Amendments, the Company will increase the scope of its engagement with its existing financial advisor in seeking to optimize its business operations and realize operational cost savings and will pay amendment fees of $500,000 in the aggregate to its lenders.

Concurrent Private Placement

On February 1, 2016, we entered into a common stock purchase agreement (the “Purchase Agreement”) with SG VTB, the Company’s largest stockholder, pursuant to which the Company will issue to Stripes up to $2,500,000, but not less than $50,000, of shares of Common Stock for a per share price equal to the price per share offered to the public in this offering.

The closing of the investment under the Purchase Agreement, which is scheduled to occur simultaneously with the closing of this offering, is subject to certain conditions, including among others, (i) the consummation of this offering and (ii) that as of such closing date and as of the date of the Purchase Agreement, the representations and warranties of the Company shall be true and accurate in all material respects. The Purchase Agreement will automatically terminate and be of no further effect if this offering does not close on or before February 12, 2016.

Prior to giving effect to the consummation of the offering contemplated by this prospectus supplement and the concurrent private placement, certain of our stockholders acting as a group pursuant to a stockholder agreement, including SG VTB, beneficially own or control approximately 71% of our common stock as of the date of this prospectus supplement. After giving effect to the consummation of the offering contemplated by this prospectus supplement and the concurrent private placement, this same group would beneficially own or control approximately     % of our common stock.

However, we cannot assure you that the concurrent private placement will be completed or, if completed, on what terms it will be completed.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering and the concurrent private placement	shares, or shares if the underwriters’ option to purchase additional shares is exercised in full.

Use of proceeds	We will use all net proceeds from this offering, together with the net proceeds of the concurrent private placement, to pay down amounts outstanding under our working capital credit line, which is consistent with our past practice. Under the ABL Agreement, subject to our having the requisite availability under our revolving line of credit following such repayment, we may immediately re-borrow the amount repaid. Any amounts reborrowed are expected to be used for working capital and general corporate expenses. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Option to purchase additional shares	We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional shares of our common stock at the public offering price less the underwriting discount to cover over-allotments.

Affiliate share purchases	Mr. Ronald Doornink, our Chairman of the Board, and Mr. Juergen Stark, our Chief Executive Officer and President, have each indicated a preliminary interest in purchasing shares of our common stock in this offering at the public offering price for an aggregate purchase price of approximately $500,000 and $150,000, respectively.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

NASDAQ Global Market symbol	HEAR

The number of shares to be outstanding after this offering is based on 42,529,502 shares of common stock outstanding on January 29, 2016. It does not include:

•	5,631,384 shares of our common stock issuable upon exercise of stock options outstanding as of January 29, 2016, at a weighted average exercise price of $2.19 per share;

•	3,240,397 shares of our common stock that are available as of January 29, 2016 for future grant or issuance pursuant to our 2013 Stock-Based Incentive Compensation Plan, as amended; and

•	3,087,945 shares of common stock issuable upon the exercise of warrants outstanding as of January 29, 2016 at a weighted-average exercise price of $2.32 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether or not to invest in our common stock, you should consider carefully the risks described below and in the accompanying prospectus, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision, including the risk factors included in Item 1A – Risk Factors included in our Quarterly Report on Form 10-Q for the period ended September 30, 2015. If any of these risks actually occurs, our business, financial condition, results of operation or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Ownership of Our Common Stock and this Offering

If we are unable to raise $6.0 million of net proceeds in one or more equity offerings, including this offering, or third lien debt financings prior to February 5, 2016, we may not be in compliance with the February Loan Amendments, which could have a material adverse effect on our financial condition and results of operations.

On February 1, 2016, we entered into the February Loan Amendments to provide that, among other things, prior to February 5, 2016, we receive net proceeds of not less than $6.0 million of additional equity capital or additional third lien debt financing and apply such proceeds against the outstanding principal balance of our working capital line of credit under the ABL Agreement. If we are unable to raise at least $6.0 million of net proceeds in this offering and/or other offerings or financings, we will be unable to complete the February ABL Paydown and, as a result, we may not be in compliance with the February Loan Amendments, which could have a material adverse effect on our financial condition and results of operations. Additional financing that we may need may not be available on favorable terms or at all.

Ownership of our common stock is highly concentrated. In addition, we are a “controlled company” within the meaning of the corporate governance standards of NASDAQ and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

Prior to giving effect to the consummation of the offering contemplated by this prospectus supplement and the concurrent private placement, certain of our stockholders acting as a group pursuant to a stockholder agreement, including our largest stockholder, SG VTB, beneficially own or control approximately 71% of our common stock as of the date of this prospectus supplement. Accordingly, these stockholders have substantial influence over the outcome of our corporate actions requiring stockholder approval, including the election of our directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders also may exert influence in delaying or preventing a change in control of the Company, even if such change in control would benefit our other stockholders. In addition, the significant concentration of stock ownership may affect adversely the market value of our common stock due to investors’ perception that such conflicts of interest may exist or arise.

Additionally, we have elected to be treated as a “controlled company” under NASDAQ rules. A “controlled company” under NASDAQ rules is a listed company more than 50% of the voting power of which is held by an individual, a group or another company (and which elects to be treated as a “controlled company”). Certain stockholders of Turtle Beach constitute a group controlling more than 50% of the voting power of our voting stock. As a “controlled company,” we are permitted to opt out of, and have opted out of, certain NASDAQ rules that would otherwise require that (i) a majority of the members of our board be independent, (ii) our compensation committee be comprised entirely of independent directors and (iii) we establish a nominating and governance committee comprised entirely of independent directors, or otherwise ensure that director nominees are determined or recommended to our board by the independent members of our board. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Sales of shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly, even if our business is doing well, and could result in additional dilution of the percentage ownership of investors.

We may need additional capital in the future to execute our business plan. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in subsequent transactions or in the concurrent private placement, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering. In addition, we cannot predict the effect, if any, that future sales or the availability for future sale of shares of our common stock by our existing stockholders will have on the market price of our common stock prevailing from time to time.

Investors purchasing our common stock will suffer immediate and substantial dilution.

The offering price for our common stock in this offering will be substantially higher than the as adjusted net tangible book value per share of our common stock immediately after this offering. If you purchase shares of common stock in this offering, you will incur substantial and immediate dilution in the net tangible book value of your investment. Historical net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock then outstanding. See “Dilution” for a calculation of the extent to which your investment will be diluted.

Our common stock may experience significant price and volume volatility in the future that substantially increases the risk of loss to persons owning our common stock.

In the future, the market price of our common stock could be subject to significant fluctuations due to factors such as the following:

•	variations in our anticipated or actual operating results;

•	developments concerning our or our competitors’ products and technologies;

•	technological innovations or setbacks by us or our competitors;

•	changes in our licensing, promotional, and other strategic relationships;

•	developments in patent or other technology ownership rights;

•	announcements of merger or acquisition transactions;

•	the issuance and sale of additional shares of common stock;

•	changes in recommendations of securities analysts or lack of analyst coverage;

•	changes in personnel within our company; and

•	foreign exchange rates, other events or factors and general economic and market conditions.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market price of many technology companies, and that have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations may adversely affect the trading price of shares our common stock.

We do not expect to pay cash dividends.

We anticipate that we will retain our earnings, if any, for future growth and therefore not pay any cash dividends in the foreseeable future. In addition, the terms of our debt facilities currently restrict, and the terms of any debt we may incur in the future may restrict, our ability to pay cash dividends on our common stock. Investors seeking cash dividends should not invest in our common stock for that purpose.

Provisions in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or management and could make a third-party acquisition of our company difficult.

Our articles of incorporation and bylaws, as amended, contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and include provisions that:

•	authorize our board of directors to issue, without further stockholder action, up to 1,000,000 shares of preferred stock, and to determine the price and other terms of those shares, including preference and voting rights;

•	establish advance notice procedures for stockholder proposals and nominations for directors to be considered at an annual meeting of stockholders;

•	specify that special meetings of our stockholders may be called only by our board of directors, our chairman of the board or our chief executive officer;

•	provide that vacancies on our board of directors may, unless otherwise determined by our board of directors, be filled only by a majority of directors then in office, even if less than a quorum; and

•	authorize our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent or discourage an unsolicited takeover.

USE OF PROCEEDS

The net proceeds from the sale of the shares of common stock in this offering, together with the net proceeds of the concurrent private placement, are estimated to be approximately $         million, or approximately $         million if the underwriters exercise in full their option to purchase additional shares, after deducting the underwriting discount and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering and the concurrent private placement for working capital and other general corporate purposes, including to make the February ABL Paydown as required by the terms of the February Loan Amendments. Under the ABL Agreement, subject to our having the requisite availability under our revolving line of credit following such repayment, we may immediately re-borrow the amount repaid. Any amounts reborrowed are expected to be used for working capital and general corporate purposes.

For a description of the ABL Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Management Assessment of Liquidity – Revolving Credit Facility” in our Quarterly Report on Form 10-Q for the period ended September 30, 2015, which is incorporated herein by reference, and the description of certain amendments to the ABL Agreement and Term Loan Agreement set forth in our Current Report on Form 8-K, dated December 1, 2015, which is incorporated herein by reference, and under the heading “Prospectus Supplement Summary – February Loan Amendments.” As of September 30, 2015, excess borrowing availability under the ABL Agreement was approximately $13.3 million, net of the outstanding term loan due 2018 that is considered to be an additional outstanding amount under the ABL Agreement. As of September 30, 2015, interest rates for outstanding borrowings under the ABL Agreement were 4.75% for base rate loans and 2.71% for LIBOR rate loans. In addition, we are required to pay a commitment fee on the unused revolving loan commitment under the ABL Agreement at a rate ranging from 0.25% to 0.50%, and letter of credit fees and agent fees.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization and borrowings as of September 30, 2015 (i) on an actual basis, (ii) on a pro forma basis to give effect to the issuance on November 16, 2015 of a $2.5 million Subordinated Promissory Note (the “Subordinated Note”) to SG VTB, and our corresponding receipt of $2.5 million in cash and our subsequent application of such proceeds against indebtedness under the Term Loan Agreement with Crystal (collectively, the “Post-September Transactions”) and (iii) on a pro forma as adjusted basis to give effect to the Post-September Transactions, the receipt of an estimated $6.25 million of collective net proceeds, after deducting the underwriting discount and estimated offering expenses payable by us, from the assumed sale and issuance of $5.0 million of shares of our common stock in this offering and the assumed sale and issuance of $2.0 million of shares of our common stock in the concurrent private placement, all at an assumed offering price of $1.33 per share, the last reported price of our common stock on The NASDAQ Global Market on January 29, 2016, and the February ABL Paydown required pursuant to the terms of the February Loan Amendments and the immediate reborrowing thereof.

	As of September 30, 2015
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(dollars in thousands)
Cash and cash equivalents	$3,074	$3,074	$9,324

Total long-term debt and short term borrowings:
Debt under Revolving Credit Facility with Bank of America	$20,617	$20,617	$20,617 (2)
Debt under Term Loan due 2018 with Bank of America	6,410	6,410	6,410
Debt under Term Loan due 2019 with Crystal	15,000	12,610 (3)	12,610
Subordinated Notes (4)	14,308	16,808	16,808
Series B redeemable preferred stock	15,826	15,826	15,826

Total long-term debt and short-term borrowings	72,161	72,271	72,271

Stockholders’ equity
Common stock, $0.001 par value – 100,000,000 shares authorized; 42,437,116 shares issued and outstanding, actual and pro forma; 47,700,274 shares issued and outstanding pro forma as adjusted	42	42	48
Additional paid-in capital	134,350	135,316	141,560
Accumulated deficit	(33,082)	(33,082)	(33,082)
Accumulated other comprehensive loss	(330)	(330)	(330)

Total stockholders’ equity	100,980	101,946	108,196

Total capitalization and borrowings	$173,141	$174,217	$180,467

(1)	Assuming the issuance of $7.0 million of our common stock in this offering and the concurrent private placement, a $1.00 increase (decrease) in the assumed public offering price of $1.33 per share would decrease (increase) the number of shares to be issued by 2,258,866 (15,948,963). We may also increase or decrease the aggregate dollar amount of shares we are offering. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.
(2)	Gives effect to the February ABL Paydown required pursuant to the terms of the February Loan Amendments and immediate reborrowing thereof. Under the ABL Agreement, subject to our having the requisite availability under our revolving line of credit following such repayment, we may immediately re-borrow the amount repaid. As of September 30, 2015, excess borrowing availability under the ABL Agreement was approximately $13.3 million, net of the outstanding term loan due 2018 that is considered to be an additional outstanding amount under the ABL Agreement.

(3)	Inclusive of $110,000 prepayment penalty in connection with paydown of Term Loan Agreement with Crystal as part of the Post-September Transactions.
(4)	Debt discount related to the fair value of warrants issued to our subordinated noteholders in connection with the issuance of our subordinated notes outstanding was $985,000 as of September 30, 2015. The pro forma and pro forma as adjusted columns excludes $1.95 million of aggregate debt discount related to the fair value of warrants issued to our subordinated noteholders in connection with the issuance of our subordinated notes. The increase in aggregate debt discount is attributable to our issuance of additional warrants in connection with the Post-September Transactions.

DILUTION

If you invest in our common stock in this offering, you will experience immediate dilution to the extent of the difference between the price per share you pay in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering. Historical net tangible book value per share is equal to our total tangible assets minus total liabilities as of September 30, 2015, divided by the number of shares of our common stock outstanding as of September 30, 2015. Our net tangible book value as of September 30, 2015 was $(19.3) million, or $(0.45) per share of our common stock.

After giving effect to the assumed sale by us of 3,759,398 shares of common stock at an assumed public offering price of $1.33 per share (the last reported sale price of our common stock on The NASDAQ Global Market on January 29, 2016), the assumed sale and issuance of 1,503,759 shares of our common stock in the concurrent private placement at an public offering price of $1.33 per share and the receipt of an estimated $6.25 million of collective net proceeds therefrom, after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2015 would have been $(13.0) million, or $(0.27) per share of our common stock. This represents an immediate increase in net tangible book value of $0.18 per share to our existing stockholders and an immediate dilution in the net tangible book value of $1.60 per share to the investors participating in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$1.33
Net tangible book value per share as of September 30, 2015	$(0.45)
Increase per share attributable to investors participating in this offering and the concurrent private placement	0.18

As adjusted net tangible book value per share after this offering and the concurrent private placement		(0.27)

Dilution per share to investors participating in this offering		$1.60

Assuming the issuance of $7.0 million of shares of common stock in this offering and the concurrent private placement, a $1.00 increase (decrease) in the assumed public offering price of $1.33 per share would increase (decrease) the as adjusted net tangible book value by $(0.02) ($0.07) per share and increase (decrease) the dilution per share to new investors by $1.02 ($(1.07)) per share, after deducting the underwriting discount and estimated offering expenses payable by us. The as adjusted dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

The foregoing calculations are based on 42,437,116 shares of common stock outstanding on September 30, 2015, and exclude:

•	5,893,961 shares of our common stock issuable upon exercise of stock options outstanding as of September 30, 2015, at a weighted average exercise price of $2.30 per share;

•	3,070,205 shares of our common stock that are available as of September 30, 2015 for future grant or issuance pursuant to our 2013 Stock-Based Incentive Compensation Plan, as amended;

•	1,722,535 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2015 at a weighted-average exercise price of $2.58 per share; and

•	1,365,410 shares of common stock issuable upon the exercise of warrants issued subsequent to September 30, 2015 at a weighted-average exercise price of $2.00 per share.

To the extent options or warrants outstanding as of September 30, 2015 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

UNDERWRITING

We have entered into an underwriting agreement with Oppenheimer & Co. Inc. as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Oppenheimer & Co. Inc.
Lake Street Capital Markets, LLC

Total

The shares of common stock offered hereby should be ready for delivery on or about                 , 2016 against payment in immediately available funds.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $         per share. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of                  additional shares from us to cover overallotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be $                 and the total proceeds to us will be $                . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over- Allotment Option

The underwriters will not receive an underwriting discount on the shares purchased by SG VTB in the concurrent private placement.

Mr. Ronald Doornink, our Chairman of the Board, and Mr. Juergen Stark, our Chief Executive Officer and President, have each indicated his preliminary interest in purchasing shares of our common stock in this offering at the public offering price for an aggregate purchase price of approximately $500,000 and $150,000, respectively. Because indications of interest are not binding agreements or commitments to purchase, Mr. Doornink and Mr. Stark may elect not to purchase shares in this offering or the underwriters may elect not to sell shares in this offering to Mr. Doornink or Mr. Stark.

We estimate that our total expenses of this offering, including the underwriting discount, will be approximately $750,000, which includes up to $150,000 that we have agreed to reimburse the underwriters for the fees and expenses incurred by it in connection with the offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

We, our officers, directors and certain other stockholders, who collectively hold, of record and in the aggregate, 18,621,578 shares of our common stock (not including any shares purchased by Mr. Stark or Mr. Doornink in this offering or SG VTB in the concurrent private placement), have agreed to a 90-day “lock-up” with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc. This lock-up does not apply to our issuance of shares pursuant to our existing employee benefit plans or to issuances by us of common stock or options to purchase common stock in connection with acquisitions, mergers or business combinations not to exceed, in the aggregate, 10% of the number of shares of common stock outstanding immediately following the closing of this offering, provided that each recipient of those shares of common stock or options executes and delivers a lock-up agreement. The lock-up also does not apply to our issuance of shares in the concurrent private placement.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with these rules:

•	Stabilizing transactions — The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and covering transactions — The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than it has committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve “naked” short sales. Naked short sales are short sales in excess of the number of shares the underwriters have committed to purchase. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids — If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from selling group members who sold those shares as part of this offering.

•	Passive market making — If the underwriters are a market maker in the shares, they may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on The NASDAQ Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Prospectus Supplement: A prospectus supplement in electronic format may be delivered to potential investors by the underwriters. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Other Activities and Relationships: The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of its affiliates may in the future perform various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED

The following summary of certain provisions of Nevada law modifies and supersedes the summary of certain provisions of Nevada law contained in the section entitled “Description of the Securities that May Be Offered – Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Charter Documents – Nevada Laws” beginning on page 18 of the prospectus which accompanies this prospectus supplement. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Nevada.

Nevada Laws

The Nevada Revised Statutes contain a “Control Share Statute” which provides generally that any person or entity that acquires a “controlling interest” in an applicable Nevada corporation may be denied voting rights with respect to the acquired shares and any other shares acquired within the preceding 90 days, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. The Control Share Statute provides that a person or entity acquires a “controlling interest” whenever it acquires shares that, but for the operation of the Control Share Statute, would bring its voting power within any of the following three ranges: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more, of the outstanding voting power in the election of directors. The Control Share Statute is applicable to an “issuing corporation,” which the statute defines as a Nevada corporation that: (a) has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger; and (b) does business in Nevada directly or through an affiliated corporation.

The stockholders or board of directors of a corporation may elect to opt out of the provisions of the Control Share Statute through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our current bylaws provide that the Control Share Statute does not apply to us or to an acquisition of our shares. If we chose to amend our bylaws in the future so that the Control Share Statute does apply to us, the provisions of the statute may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an “interested stockholder” and an applicable Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder”: (1) having an aggregate market value equal to more than 5 percent of the aggregate market value of the assets of the corporation; (2) having an aggregate market value equal to more than 5 percent of the aggregate market value of all outstanding shares of the corporation; or (3) representing more than 10 percent of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of the corporation, or an affiliate or associate of the corporation who at any time within two years immediately prior to the date in question was the beneficial owner of 10 percent or more of the voting shares of the corporation. A corporation affected by the statute may not engage in a “combination” within two years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares or the combination is approved by the board of directors and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the corporation (and not by written consent) by at least 60% of the outstanding voting power of the corporation not beneficially owned by interested stockholders. If such approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated (1) if the combination or the transaction in which the person became an interested stockholder was approved by the board of directors before the person became an interested stockholder, (2) if the combination is approved at an annual or special meeting of the stockholders of the corporation held no earlier than two years after the date the person became an interested stockholder (and not by written consent) by a majority of the voting power held by disinterested stockholders, or (3) if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share of such stock paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which the person became an interested stockholder, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period; (b) the market value per share of such stock on the date of the announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period; or (c) for the holders of preferred stock, the amount specified in the corporation’s articles of incorporation, including in any certificate of designation for the class or series, to which holders of shares of that class or series are entitled upon the consummation of a transaction of a type encompassing the combination.

Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

LEGAL MATTERS

Dechert LLP, Philadelphia, Pennsylvania, is acting as our counsel in connection with certain matters relating to the shares of common stock offered by this prospectus supplement. The validity of the shares of common stock offered hereby will be passed upon for us by Snell & Wilmer, L.L.P., Las Vegas, Nevada. Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered by this prospectus supplement.

CHANGE IN ACCOUNTANTS

As further described in our Current Report on Form 8-K filed with the SEC on January 16, 2014, which we refer to as the Closing 8-K, on January 15, 2014, we completed the Merger pursuant to which our wholly-owned subsidiary, Paris Acquisition Corp., or Merger Sub, was merged with and into VTB Holdings, Inc., a Delaware corporation (“VTBH”). As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of the Company. For accounting purposes, the Merger was treated as a “reverse acquisition” with VTBH considered the accounting acquirer. Accordingly, VTBH’s historical results of operations on a stand-alone basis replace the historical results of operations for the Company (f/k/a Parametric Sound Corporation, or Parametric) for all periods on or prior to January 15, 2014, and for all periods following the Merger, the results of operations of both companies have been and will be included.

The financial statements of VTBH as of and for the years ended December 31, 2013 and 2012 were audited by Freed Maxick CPAs, P.C., or Freed. In a reverse acquisition, a change of accountants is presumed to have occurred unless the same accountant audited the pre-merger financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse acquisition is completed.

However, because the Merger was not completed until January 15, 2014, our Quarterly Report on Form 10-Q for the period ended December 31, 2013 filed with the SEC on February 10, 2014, which we refer to as the Pre-Merger 10-Q, was required to include the unaudited condensed consolidated financial statements (and discussion thereof in Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) of the Company (i.e., Parametric), the legal acquirer, as of December 31, 2013 (i.e., prior to the completion of the Merger) on a stand-alone basis. In addition, the Company also filed with the SEC on March 28, 2014 an amendment to the Closing 8-K, which we refer to as the Post-Merger 8-K/A, that included the audited consolidated financial statements of VTBH, the accounting acquirer, on a stand-alone basis, for the years ended December 31, 2013 and 2012, as well as certain pro forma financial information. During the interim period between the initial filing of the Closing 8-K and Post-Merger 8-K/A, Freed completed the audit of VTBH’s financial statements as of and for the year ended December 31, 2013 required to be included in the Post-Merger 8-K/A.

The financial statements of the Company (i.e., Parametric) as of and for the fiscal years ended September 30, 2013 and 2012 were audited by Squar Milner LLP (formerly Squar, Milner, Peterson, Miranda and Williamson LLP), or Squar Milner. Squar Milner continued performing certain additional review services for the Company (i.e., Parametric) in connection with the Pre-Merger 10-Q. Subsequent to the filing of the Pre-Merger 10-Q, Squar Milner has not performed any audit, audit related or review services for the Company.

After the completion of the Merger, the audit committee of our board of directors (the “Audit Committee”), which has the responsibility to engage and dismiss the Company’s auditor under Rule 10A-3(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act’), began considering which firm would serve as the Company’s principal accounting firm for the fiscal year ending December 31, 2014. Following the filing of the Pre-Merger 10-Q and the Post-Merger 8-K/A, the Audit Committee made the decision to dismiss each of Squar Milner and Freed, and to engage BDO USA, LLP, or BDO, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Dismissal of Squar Milner LLP

Effective April 9, 2014, the Audit Committee dismissed Squar Milner as the Company’s independent registered public accounting firm. The Audit Committee voted unanimously to dismiss Squar Milner.

Squar Milner served as the Company’s (i.e., Parametric’s) independent registered public accounting firm for the fiscal years ended September 30, 2013 and 2012. The audit reports of Squar Milner on the Company’s (i.e.,

Parametric’s) financial statements as of and for the years ended September 30, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s (i.e., Parametric’s) fiscal years ended September 30, 2013 and 2012 and in the subsequent period through April 9, 2014, there were no disagreements with Squar Milner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Squar Milner would have caused it to make reference to the subject matter of the disagreements in connection with its audit report, nor were there any “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Exchange Act.

Dismissal of Freed Maxick CPAs, P.C.

Effective April 9, 2014, the Audit Committee also dismissed Freed as VTBH’s principal accounting firm. The Audit Committee voted unanimously to dismiss Freed.

The audit reports of Freed on VTBH’s financial statements as of and for the years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During VTBH’s fiscal years ended December 31, 2013 and 2012 and in the subsequent period through April 9, 2014, there were no disagreements with Freed on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Freed would have caused it to make reference to the subject matter of the disagreements in connection with its audit report, nor were there any “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Exchange Act.

Engagement of new independent registered public accounting firm

Effective April 9, 2014, the Audit Committee engaged BDO to serve as the Company’s independent registered accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2014. The Audit Committee voted unanimously to engage BDO. BDO previously audited the financial statements of VTBH as of and for the years ended December 31, 2011 and 2010 and also provided certain tax-related services. BDO also provided certain valuation services to the Company in connection with its 2012 acquisition of Lygo International.

Except as described above, during the two most recent fiscal years and through April 9, 2014, the date of the engagement of BDO, neither the Company nor any person on its behalf has consulted with BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.

EXPERTS

The financial statements and schedule as of December 31, 2014 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of VTBH as of and for the fiscal years ended December 31, 2013 and 2012, incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of Freed Maxick CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference into this prospectus supplement by reference to the Annual Report on Form 10-K of Turtle Beach Corporation (formerly Parametric Sound Corporation) as of and for the fiscal years ended September 30, 2013 and 2012, have been audited by Squar Milner LLP (formerly Squar, Milner, Peterson, Miranda & Williamson, LLP), an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities covered by this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus, which are a part of the registration statement of which this prospectus supplement and the accompanying prospectus form a part, do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus supplement and the accompanying prospectus, please see the registration statement and the exhibits filed with the registration statement, which are available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below, as well as on our website, http://corp.turtlebeach.com. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to the securities.

In addition, we are subject to the reporting and information requirements of the Exchange Act. As a result, we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will also be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below, as well as on our website.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 30, 2015, or the 2014 Form 10-K;

•	Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 30, 2015, to the extent incorporated by reference into the 2014 Form 10-K;

•	Definitive Additional Proxy Materials, as filed with the SEC on April 30, 2015, to the extent incorporated by reference into the 2014 Form 10-K;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, as filed with the SEC on May 7, 2015, August 6, 2015, and November 9, 2015, respectively;

•	Our Current Reports on Form 8-K, as filed with the SEC on March 20, 2015, April 16, 2015, April 24, 2015, May 18, 2015, June 16, 2015, June 18, 2015, June 22, 2015, July 23, 2015, October 14, 2015, November 5, 2015, November 20, 2015, December 7, 2015 and December 23, 2015;

•	Item 8. Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC on November 26, 2013, to the extent not superseded by the 2014 Form 10-K; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on March 21, 2012.

All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering are also incorporated by reference and are an important part of this prospectus supplement and the accompanying prospectus. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information (or any portion thereof) that is not deemed “filed” with the SEC, including information (or any portion thereof) furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto. You may request a copy of these reports or documents, at no cost, by writing or telephoning us at the following address: Turtle Beach Corporation, 12220 Scripps Summit Drive, Suite 100, San Diego, California 92131, Attn: Investor Relations.

We have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the SEC. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in our filings with the SEC is and will be reliable, it has not been and will not be independently verified. Similarly, internal company estimates, while believed by us to be reliable, have not been and will not be verified by any independent sources.

PROSPECTUS

$75,000,000 of Common Stock and Warrants Offered by Parametric Sound Corporation.

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $75,000,000 in any combination of common stock and warrants.

We will provide you with more specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “PAMT”. On May 2, 2013, the last reported sales price for our common stock was $19.03 per share.

Investing in the common stock being offered by this prospectus is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5 of this prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered. Each time we offer securities for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains statistical data that we obtained from industry sources. These sources generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy or completeness of the information. Although we believe that the industry sources are reliable, we have not independently verified their data.

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PROSPECTUS SUMMARY

This summary contains basic information about us. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision. As used in this prospectus, the terms the “Company,” “we,” “our,” “ours” and “us” may, depending on the context, refer to Parametric Sound Corporation or to Parametric Sound Corporation’s subsidiaries or to Parametric Sound Corporation and its subsidiaries, taken as a whole.

Our Business

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Parametric Sound Corporation

We are a technology company with a substantial body of intellectual property focused on delivering novel audio solutions. Our HyperSonic® Sound technology creates sound in a new way – “in-the-air” along a directional ultrasonic beam – a significant departure from traditional speaker technology. Our ability to beam, focus and control sound empowers solutions for commercial applications, consumer audio and applications to amplify sound for persons with normal and impaired hearing. We are establishing HyperSound™ as the consumer brand for our novel sound reproduction method that enhances standard stereo content producing a robust and distinct 3D sound image from just two thin emitters.

Our Proprietary Technology Platform

We established many of the foundational patents allowing the commercial and economical use of audio generated using concepts known as parametric or nonlinear acoustics. We pioneered the practical applications of these concepts to generate audio and have amassed a patent portfolio of 26 issued United States and foreign patents and we have 12 patent applications pending, many of which we consider foundational to commercial, consumer and hearing applications of nonlinear acoustics.

Our patented and patent pending technology employs ultrasonic frequencies to carry content, such as music and voice, into the air. Proprietary ultrasonic emitters, or transducers, convert electrical energy to high frequency acoustical energy, producing ultrasonic frequencies beyond the range of hearing. These ultrasonic emitters are used in lieu of loudspeakers to emit a custom-generated ultrasonic wave with the proper difference frequency characteristics to produce audible sound within, throughout and along a tightly formed beam. Audible sound is generated in the air itself and is focused and directed.

We believe we are the first to develop technology and methods to economically generate directional audio from one or more emitters and three-dimensional (3D) sound from two emitters. We are advancing the science behind the application of our HyperSound technology in health care to help those with various levels of impaired hearing. We continue to devote significant resources towards improving performance of our technology, systems and methods.

Our Target Markets

We are currently focusing our efforts on applications of our parametric technology platform in three areas:

Commercial Applications

Our initial focus and proof of technology has been on the use of directed sound in the digital signage, point-of-purchase, in-store networks and related markets and applications. We believe our HSS-3000 product line meets the current requirements of these customers. Our technology also addresses other commercial applications including kiosks, point-of-sale (POS) terminals and slot machines, and we are developing new form factors for our emitters and accessories to better meet the requirements to serve these customers. We have also identified future commercial uses of our technology in cinema, concert halls and other venues.

We are currently selling our HSS-3000 products directly to end user commercial digital signage customers and through distributors, value added resellers, or VARs, and agents. We anticipate we can also sell or license to OEMs for integration in kiosks, POS terminals and slot machines.

We presently assemble HSS-3000 products at our corporate facility but are negotiating higher volume contract manufacturing arrangements to allow higher volume manufacturing in the future.

Consumer Applications

We believe the increased sophistication of video gaming including higher resolution images, more realistic and interactive content and the use of 3D displays creates a growing opportunity for our enhanced audio. With the advent of flat panel display, manufacturers have been focused on creating the thinnest form factor often at the expense of sound quality. We believe our ability to create a 3D sound image from just two thin emitters complements many gaming platforms, computers and television and home theater applications. Our enhanced audio solution complements these devices by delivering a more robust sound image and directing and focusing sound to an individual user or by other techniques targeting a broader listening audience.

We established a wholly-owned licensing subsidiary, PSC Licensing Corp., through which we seek to license our solutions to established industry partners and OEMs to make products incorporating our technologies widely available to consumers in high-growth markets. We have developed functional prototypes in several market verticals in cooperation with prospective OEMs to demonstrate the viability of our technology. We are currently in discussions with various consumer OEMs for the incorporation of our technology into their products or as an accessory product, such as video gaming speakers and television soundbars. We intend to license our technology and work with partners to commercialize products, although we have no revenue producing licenses and there is no assurance that we will be able to generate licensing revenue in the future.

Health Care

During fiscal 2012 we identified health care, initially the hearing loss population, as a target market for HyperSound applications. We are evaluating observations from our consumer preference surveys that persons with normal and impaired hearing reported greater comprehension or clarity of sound compared to standard speakers. We believe the delivery of sound in the air closer to the ear contributes to these observations. We have engaged audiology professionals and medical consultants to investigate and better understand the mechanisms at work with HyperSound and we believe there are opportunities to develop, produce or license products targeted for sound amplification and/or assisted listening. In most jurisdictions in which we hope to market product, claims or statements that products may mitigate hearing impairment or improve hearing may require that such products receive medical device classification, which would require regulatory clearance from the U.S. Food and Drug Administration and similar regulatory agencies in other jurisdictions prior to product sales and marketing. We are analyzing market feasibility and we are preparing documentation and intend to file for approval for regulated applications of our technology in the U.S. and other jurisdictions. There is no assurance such applications will be filed or, if filed, that they will be approved in the U.S. or in any other jurisdiction.

We have formed a wholly-owned subsidiary, HyperSound Health, Inc. (“HHI”), to pursue health care applications of HyperSound (i.e., products intended to improve listening comprehension and provide localized sound amplification for individuals who may otherwise have difficulty in hearing or understanding television or other sounds). Although we currently control and manage the operations of HHI, we anticipate that HHI will become separately managed in the future.

To enable HHI to pursue health care applications of HyperSound, we have granted to HHI an exclusive, worldwide, royalty-bearing license (“License”) to use certain HHS-related intellectual property and technology owned or licensed by us (the “Licensed Materials”) solely for, and in connection with, the use, testing, manufacture, marketing, sale, offering for sale, commercialization, distribution and servicing of products in the medical device and “personal sound amplification product” fields (such products collectively, the “Licensed Products”); the license also permits HHI to enter into third party licensing agreements in connection with the Licensed Products. A “personal sound amplification product” is defined in the License to mean an electronic product that is not intended to compensate for impaired hearing, but rather is intended for non-hearing impaired customers to amplify sounds in the environment for a number of reasons, such as for recreational activities or to improve comprehension; however, the term “personal sound amplification product” as defined in the License expressly excludes any product marketed for or intended for use (i) by multiple users in a public space (e.g., digital signage), (ii) as an integrated part of a television, gaming console, telephone or music playback device, (iii) as speakers marketed as home theater, gaming or home stereo components, (iv) in automobiles, aircraft, watercraft and other forms of transportation or (v) in personal computers, tablets or smart phones. HHI has the limited right to sub-license the Licensed Materials (i) in connection with the permitted uses under the license and (ii) with our prior written consent. The License does not grant to HHI any rights with respect to the fields of general consumer use or digital signage. The License will last until the expiration of the last patent owned or licensed by us pertaining to HyperSound, but may be terminated earlier by either party upon (i) an uncured breach by the other party of its obligations under the license or (ii) the dissolution of HHI. In consideration for its rights under the License, HHI is required to pay us royalties of (i) 15% of all cash and non-cash revenues from any source, including net sales, of the Licensed Products and (ii) 30% of all cash and non-cash consideration received by HHI from third party license agreements, joint ventures and co-development agreements (such royalties in (i) and (ii) collectively, “Earned Royalties”), with the following adjustments: If the amount of Earned Royalties is less than $1,000,000 before the earlier to occur of (i) April 4, 2017 and (ii) HHI’s procurement of aggregate equity based financing of $20,000,000, then HHI will pay us $1,000,000 in royalties; and if the amount of Earned Royalties is less than $500,000 in any year following the fourth year of the term, then HHI will pay us $500,000 in royalties for such year.

In February 2013, HHI adopted an equity incentive plan under which it may grant options to purchase up to 250 shares of its common stock (representing 25% of the 1,000 shares of common stock outstanding) to HHI employees, directors and consultants. In February 2013, we granted to two medical consultants stock options to purchase in the aggregate 40 shares of HHI’s outstanding common stock, and in March 2013 we granted an option to purchase 50 shares of HHI’s outstanding common stock to our Executive Chairman, Ken Potashner (and who also serves as the President of HHI), and an option to purchase 50 shares of HHI’s outstanding common stock to an HHI employee. These option grants are subject to a combination of performance and time-based vesting, and also contain certain anti-dilution adjustment rights (which generally allow the option holders to maintain their percentage ownership in HHI during a three-year period from the date of the original option grant), as well as repurchase rights and first refusal rights in favor of HHI.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Corporate Information

We were incorporated in Nevada on June 2, 2010 as a new, wholly owned subsidiary of LRAD Corporation in order to effect the separation and spin-off of our HyperSound business. On September 27, 2010, the 100% spin-off was completed and we became a stand-alone, independent, publicly traded company. Our corporate office is located at 13771 Danielson Street, Suite L, Poway, California 92064. Our telephone number is (888) 477-2150. Additional information about us is available on our website at www.parametricsound.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.

The Offering

Issuer	Parametric Sound Corporation

Sellers	This prospectus relates to the sale by us of shares of our common stock and warrants to purchase shares of our common stock.

Securities Offered	Up to $75,000,000 of shares of our common stock and warrants to purchase shares of our common stock to be sold by us from time to time. The prices at which we may sell the shares or warrants will be determined by the prevailing market price for the shares or in negotiated transactions.

Exchange	Our common stock is listed on the NASDAQ Capital Market under the symbol “PAMT.”

Risk Factors	Investing in our common stock involves significant risk. See “Risk Factors” for a discussion of the risks associated with an investment in our common stock.

RISK FACTORS

An investment in our company involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the shares of common stock offered under this prospectus. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus. Our results of operations or financial condition could be seriously harmed, and the trading price of our common stock may decline due to any of these or other risks.

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See “Special Note Regarding Forward-Looking Statements” below.

Risk Factors Relating to Our Business

We have a history of operating losses, expect additional losses and may not achieve or sustain profitability.

We have incurred operating losses since our spin-off in September 2010 and expect additional losses until we achieve revenues and resulting margins to offset our operating costs. We expect to expend significant resources on personnel, consultants, intellectual property protection, research and development, marketing, production and administration. Our net loss for the fiscal years ended September 30, 2012 and 2011 was $4,462,182 and $1,484,458, respectively. Our ability to achieve future profitability is dependent on a variety of factors, many outside our control. Failure to achieve profitability or sustain profitability, if achieved, may require us to obtain additional funding which could have a material negative impact on the market value of our common stock or be dilutive.

Focusing our business model on realizing the value of our intellectual property through licensing is a relatively recent initiative and may not result in anticipated benefits.

During fiscal 2012 we announced that we were focusing our efforts on leveraging the value of our intellectual property by seeking to license our technology to established industry partners in target markets and growing our product business in digital signage and related markets. We have a limited operating history and a limited track record with respect to our licensing strategy, making it difficult to evaluate our current business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by companies with evolving business strategies. If we do not manage these risks successfully, our business and operating results will be adversely affected. In addition, our intellectual property licensing strategy may place increased demands on our personnel and divert resources from product sales and product operations adversely affecting future results. We also may not realize any or all of the anticipated benefits of our strategies.

Our licensing strategy is untested, subject to risk and there is no assurance companies will license our technology or produce licensable products or pay license fees sufficient to sustain our operations.

Our licensing strategy is untested and we have no licensing revenue to date. There can be no assurance that consumer electronic product companies we have targeted or will target will license our technology or, if so, produce licensable products. Our plans and ability to license for particular applications may require additional product development and there can be no assurance we can demonstrate performance acceptable to prospective licensees. The markets for consumer electronic products in which our technology is intended are intensely competitive and price sensitive. This could place pressure on licensing fees and limit our ability to exploit our technology. We also risk that licensees will inaccurately report licensing royalties, if any, or that they or others will make unauthorized use of our intellectual property.

We are susceptible to general economic conditions, and continued difficult economic circumstances in our industry or a reduction in spending by customers could adversely affect our operating results.

The electronics industry in general has historically been characterized by a high degree of volatility and is subject to substantial and unpredictable variations resulting from changing business cycles. Our operating results will be subject to fluctuations based on general economic conditions, in particular conditions that impact discretionary consumer spending. The audio products sector of the electronics industry has and may continue to experience a slowdown in sales, which adversely impacts our ability to generate revenues and impacts the results of our future operations. The current tight credit in financial markets may adversely affect the ability of our commercial customers to finance purchases and operations and could result in an absence of orders or spending for our products as well as create supplier disruptions. We are unable to predict the likely duration and severity of the adverse economic conditions and disruptions in financial markets and the effects they will have on our business and financial condition.

We purchase a number of key components and subassemblies from foreign suppliers. Consequently, we are subject to the impact economic conditions can have on such suppliers and subject to fluctuations in foreign currency exchange rates. Increases in our cost of purchasing these items could negatively impact our financial results if we are not able to pass these increased costs on to our customers.

A significant portion of our revenue has been derived from a few large customers and sales of one product category.

We are dependent on one core technology and product category and limited products to generate revenues. We cannot assure you that these or other future products will achieve customer acceptance to attain a level of sales to support our operating costs. The vast majority of our product sales are generated from a small number of customers and we have no licensing revenue to date. Three customers accounted for 30%, 16% and 16% of our total revenues in fiscal 2012 and two customers accounted for 46% and 35% of our total revenues in fiscal 2011. We do not have long-term agreements with these or other customers and our agreements with these customers do not require them to purchase any specific number or amount of our products. As a result, agreements with respect to pricing, returns, promotions, among other things, are subject to periodic negotiation with each customer. No assurance can be given that these or other customers will continue to do business with us. The loss of any of our significant customers could have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, the uncertainty of product orders can make it difficult to forecast our sales and allocate our resources in a manner consistent with actual sales, and our expense levels are based in part on our expectations of future sales. If our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

We must develop a larger customer base or generate license revenues in order to grow our business.

To grow our business we must develop relationships with new customers and obtain and fulfill increased orders from both prior and new customers. Our sales to date have been limited to a few customers. We cannot guarantee that we will be able to develop a larger customer base. Further, even if we continue to retain prior customers and obtain new customers, we cannot guarantee that those customers will purchase sufficient quantities of our products at prices that will enable us to recover our costs in acquiring those customers and fulfilling orders. We also cannot guarantee that we will be able to generate any future license revenues. Our ability to increase sales of our products or generate license revenues depends on a number of factors, including:

•	our ability to timely demonstrate or manufacture reliable products that have the features required by customers;

•	our ability to develop relationships with new customers that will lead to sales of our products or licensing of our technology;

•	our ability to develop and expand into new markets for our audio products and technology; and

•	our ability to develop international product distribution or licensing directly or through partners.

Errors, limitations or defects contained in our products, failure to comply with applicable safety standards, product injury claims or a product recall could result in delayed shipments or rejection of our products, increased warranty costs or damage to our reputation and expose us to regulatory or other legal action.

Our technology is substantially different from proven, mass-produced sound transducer designs. Any performance limitations, defects or errors in the operation of our products could result in the rejection of our products by our customers, damage to our reputation, lost sales, diverted development resources, increased customer service, adverse regulatory actions and warranty claims, any of which could harm our business. Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at some point in the life of the product. Defects in our products may result in a loss of sales, injury or other loss to customers, and may injure our reputation and increase our warranty or service costs. We may incur substantial and unpredictable warranty costs from post-production product or component failures. Defects and/or warranty costs could adversely affect our financial position, results of operations and business prospects.

End-users of our products could sustain injuries from our products, and we may be subject to claims or lawsuits resulting from such injuries including damage to hearing. There is a risk that these claims or liabilities may exceed, or fall outside the scope of, our insurance coverage. We may also be unable to maintain adequate liability insurance in the future. Because we are a small company, a product recall would be particularly harmful to us. We have limited financial and administrative resources to effectively manage a product recall, and it would detract management’s attention from implementing our core business strategies. A significant product defect or product recall could materially and adversely affect our brand image, cause a decline in our sales, and could reduce or deplete our financial resources adversely affecting our financial results.

We may face personal injury and other liability claims that harm our reputation and adversely affect our sales and financial condition.

Since our products include ultrasonic emissions along with the acoustic output, customers or others could claim damage to human hearing or human health irrespective if the product is used properly or improperly, such as when the product is used at extreme close ranges for long periods of exposure. A person claiming injury in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. While we have product liability insurance, it may be too costly for us or may be unavailable and it may be insufficient to pay any claims. We may not have sufficient resources to satisfy any product liability claims not covered by insurance which would materially and adversely affect our financial position. Significant litigation could also result in a diversion of management’s attention and resources and negative publicity.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The directed audio market is characterized by significant and rapid technological change. Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

Our efforts may never demonstrate the feasibility of our new electronics processing and emitter technology for broad-based product applications.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including without limitation unanticipated technical or other problems and the possible insufficiency of funds for completing development of these products. While we believe we have overcome many of the technical problems traditionally associated with parametric sound reproduction, these technical problems or new technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in completing development, manufacturing and licensing of commercial or consumer applications using our new technology, particularly after incurring significant expenditures, our business may fail.

We cannot predict our future operating results. Our quarterly and annual results will likely be subject to fluctuations caused by many factors, any of which could result in our failure to achieve our expectations.

We expect our proprietary sound reproduction products and technologies will be the source of substantially all of our future revenues. Revenues are expected to vary significantly due to a number of factors. Many of these factors are beyond our control. Any one or more of these factors, including those listed below, could cause us to fail to achieve our revenue expectations. These factors include:

•	our ability to supply sound reproduction components to customers, distributors, VARs or OEMs or to license our technologies;

•	market acceptance of, and changes in demand for, our products or our customers’ products;

•	gains or losses of significant customers, distributors or strategic relationships;

•	unpredictable volume and timing of customer orders;

•	the availability, pricing and timeliness of delivery of components for our products;

•	fluctuations in the availability of manufacturing capacity or manufacturing yields and related manufacturing costs;

•	timing of new technological advances, product announcements or introductions by us, by OEMs or licensees and by our competitors;

•	product obsolescence and the management of product transitions and inventory;

•	unpredictable warranty costs associated with our products;

•	installation or order delays by customers, distributors, OEMs or production delays by us or our suppliers;

•	general consumer electronics industry conditions, including changes in demand and associated effects on inventory and inventory practices;

•	general economic conditions that could affect the timing of customer orders and capital spending and result in order cancellations or rescheduling; and

•	general political conditions in this country and in various other parts of the world that could affect spending for the products that we intend to offer.

Some or all of these factors could adversely affect demand for our products or technologies and, therefore, adversely affect our future operating results.

Our expenses may vary from period to period, which could affect quarterly results and our stock price.

If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations will be adversely affected and we may incur larger losses than anticipated for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

•	the timing and extent of our research and development efforts;

•	tooling, manufacturing and production working capital costs;

•	investments and costs of maintaining or protecting our intellectual property;

•	the extent of marketing and sales efforts to promote our products and technologies; and

•	the timing of personnel and consultant hiring.

We may need additional capital for growth.

We may need additional capital to support continued operations and our future growth. While we intend to rely on existing resources and funds generated from operations, these may not be sufficient. We also may not be able to generate sufficient funds from operations in the future. Principal factors affecting the availability of internally generated funds include:

•	failure of product sales and licensing proceeds sufficient to meet planned projections;

•	consumer spending levels impacting the sale of our products or those of any future licensees;

•	working capital requirements to support business growth;

•	our ability to control spending;

•	introduction of new competing technologies;

•	product mix and effect on margins; and

•	acceptance of our existing and future products and technologies in existing and new markets.

Should we require additional financing in the future, we may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a material adverse effect on our business. If we are required to raise additional capital in the future, such additional financing may not be available on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional capital if needed, such failure could have a material adverse impact on our business, results of operations and financial condition.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

We believe the development of our new technology, including electronics processing and emitter improvements, will enable us to enter targeted new markets and to expand our presence in our current product markets. Because these improvements are relatively new, we may be unable to evaluate our future prospects in our current market and in new markets, particularly in light of our goals to continually grow our existing and new customer base, expand our product offerings, integrate complementary businesses and enter additional new markets. In addition, our potential growth, recent product introductions and entry into new markets may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our products and services significantly increase or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

Many potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete.

Technological competition from other and more established electronic and sound system manufacturers is significant and expected to increase. Most of the companies with which we expect to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and larger facilities than us, and many of them have substantially greater experience in the production and marketing of products. In addition, one or more of our competitors may have developed or may succeed in developing technologies and products that are more effective than ours, rendering our technology and products obsolete or noncompetitive. The life cycles of our technologies are difficult to estimate. If we cannot develop products in a timely manner in response to industry changes, or if our technologies do not perform well, our business and financial condition will be adversely affected.

Our competitive position will be seriously damaged if we cannot maintain and obtain patent protection for important differentiating aspects of our products or otherwise protect intellectual property rights in our technology.

We rely on a combination of contracts and trademark, patent and trade secret laws to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, our competitors may be able to independently develop similar technology and the agreements we enter into to protect our proprietary rights may not be enforceable.

Our success, in part, depends on our ability to obtain and enforce intellectual property protection of our technology, particularly our patents. There is no guarantee any patent will issue on any patent application that we have filed or may file. Claims allowed from existing or pending patents may not be of sufficient scope or strength to protect the economic value of our technologies. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented. If we do not secure and maintain patent protection for our technology and products, our competitive position could be significantly harmed. A competitor may independently develop or patent technologies that are substantially equivalent or superior to our technology.

As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patent applications and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection, or may be too costly to enforce protection. In some countries outside of the United States where our products may be sold or licensed, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in these countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Our competitive position will be seriously damaged if our products are found to infringe on the intellectual property rights of others.

Other companies and our competitors may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe the intellectual property rights of others. The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, resulting in significant and often protracted and expensive litigation. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. An adverse result from intellectual property litigation could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

•	redesign products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Our technology is subject to government regulation, which could lead to unanticipated expense or litigation.

Our sound technology emits ultrasonic vibrations and is regulated by the Food and Drug Administration, as well as the Federal Communications Commission. Although we believe we are in compliance with applicable FDA and FCC regulations, in the event of certain unanticipated defects in our products, a customer or we may be required to comply with governmental requirements to remedy the defect and/or notify consumers of the problem. This could lead to unanticipated expense, and possible product liability litigation against a customer or us. Any regulatory impediment to full commercialization of our parametric sound technology, or any of our other technologies, could adversely affect our results of operations.

Should we seek medical device marketing clearance we could face significant regulatory issues that could bar or delay product marketing or limit indicated uses.

The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such clearances or approvals will be granted on a timely basis, if at all, or that there will not be limitations imposed on indicated uses and claims. Should we seek medical device marketing clearance we intend to rely on the premarket notification process for FDA clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act. This provision allows many medical devices to avoid human clinical trials if the product is “substantially equivalent” to another device already on the market. Premarket notification requires a new device to be compared for safety, effectiveness and technological characteristics to another device (or multiple devices) already on the market. A successful 510(k) submission results in FDA clearance for commercialization.

If approved, regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review, regulation and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, our collaborators or us, including requiring withdrawal of the product from the market.

To market any products internationally, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA clearance or approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA clearance or approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA clearance or approval, including the risk that our products may not be approved for use under all of the circumstances requested, which could limit the uses of our products and adversely impact potential product sales, and that such clearance or approval may require costly, post-marketing follow-up studies. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

We rely on outside suppliers to provide a large number of components and sub-assemblies incorporated in our products.

Our products have a number of components and subassemblies produced by outside suppliers. In addition, for certain of these items, we qualify only a single source, which can magnify the risk of shortages and decrease our ability to negotiate with our suppliers on the basis of price. In particular, we currently depend on one piezo-film supplier to provide expertise and materials used in our proprietary emitters and one supplier for a majority of our plastic and metal parts from tooling owned by us. If shortages occur, or if we experience quality problems with suppliers, then our production schedules could be significantly delayed or costs significantly increased, which would have a material adverse effect on our business, liquidity, results of operation and financial position.

Changes in laws or regulations or the manner of their interpretation or enforcement could adversely impact our financial performance and restrict our ability to operate our business or execute our strategies.

New laws or regulations, or changes in existing laws or regulations or the manner of their interpretation or enforcement, could increase our cost of doing business and restrict our ability to operate our business or execute our strategies. This includes, among other things, compliance costs and enforcement under the Dodd-Frank Wall Street Reform and Consumer Protection Act. For example, under Section 1502 of the Dodd-Frank Act, the SEC has adopted additional disclosure requirements related to the source of certain “conflict minerals” for issuers for which such “conflict minerals” are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by that issuer. The metals covered by the rules include tin, tantalum, tungsten and gold, commonly referred to as “3TG.” Our suppliers may use some or all of these materials in their production processes. The rules require us to conduct a reasonable country of origin inquiry to determine if we know or have reason to believe any of the minerals used in the production process may have originated from the Democratic Republic of the Congo or an adjoining country. If we are not able to determine the minerals did not originate from a covered country or conclude that there is no reason to believe that the minerals used in the production process may have originated in a covered country, we would be required to perform supply chain due diligence on members of our supply chain. Global supply chains can have multiple layers, thus the costs of complying with these new requirements could be substantial. These new requirements may also reduce the number of suppliers who provide conflict free metals, and may affect our ability to obtain products in sufficient quantities or at competitive prices. Compliance costs and the unavailability of raw materials could have a material adverse effect on our results of operations.

Current environmental laws, or laws enacted in the future, may harm our business.

Our operations are subject to environmental regulation in areas in which we conduct business. Our product design and procurement operations must comply with new and future requirements relating to the materials composition of our products, including restrictions on lead, cadmium and other substances. We do not expect that the impact of these environmental laws and other similar legislation adopted in the U.S. and other countries will have a substantial unfavorable impact on our business. However, the costs and timing of costs under environmental laws are difficult to predict.

Loss of our key management and other personnel could impact our business.

Our business is substantially dependent on our Executive Chairman, Kenneth F. Potashner, and our President and Chief Scientist, Elwood G. Norris, and other key personnel. The loss of either of Mr. Potashner or Mr. Norris or any of these key personnel could materially adversely affect our business, financial condition, results of operations and cash flows. In addition, competition for skilled and non-skilled employees among companies like ours is intense, and the loss of skilled or non-skilled employees or an inability to attract, retain and motivate additional skilled and non-skilled employees required for the operation and expansion of our business could hinder our ability to conduct research activities successfully, develop new products, attract customers and meet customer shipments.

Failure to maintain an effective system of internal control over financial reporting could harm stockholder and business confidence in our financial reporting, our ability to obtain financing and other aspects of our business.

Maintaining an effective system of internal control over financial reporting is necessary for us to provide reliable financial reports. Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC require us to include in our Form 10-K a report by management regarding the effectiveness of our internal control over financial reporting. While our management concluded that our internal control over financial reporting was effective as of September 30, 2012, it is possible that material weaknesses will be identified in the future. In addition, components of our internal control over financial reporting may require improvement from time to time. If management is unable to assert that our internal control over financial reporting is effective in any future period, investors may lose confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on its stock price.

In addition, beginning with our Form 10-K for the fiscal year ending September 30, 2013, management’s assessment regarding the effectiveness of our internal control over financial reporting must include a statement that our independent registered public accounting firm has issued an attestation report relating to the effectiveness of our internal control over financial reporting. If our independent registered public accounting firm is unable to express an opinion that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, XBRL interactive SEC filings, new SEC regulations and NASDAQ Stock Market rules are creating uncertainty for public companies and often, increased costs to comply. We continually evaluate and monitor developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

The reliability of market data included in our public filings is uncertain.

Since we operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the SEC. This data may be inaccurate, incomplete or unreliable. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in our filings with the SEC is and will be reliable, it has not been and will not be independently verified. Similarly, internal company estimates, while believed by us to be reliable, have not been and will not be verified by any independent sources.

Risk Factors Relating to Ownership of Our Common Stock

Our common stock has traded sporadically and is expected to experience significant price and volume volatility in the future that substantially increases the risk of loss to persons owning our common stock.

There was no public market for our common stock prior to our spin-off in September 2010. The market price of our common stock has fluctuated significantly to date. Prior to March 22, 2012, our common stock was quoted on the OTC Bulletin Board, where the shares of our common stock were historically sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. On March 22, 2012, our common stock began listing on The NASDAQ Capital Market, but there can be no assurances that our common stock will be actively traded. Because of the limited trading market for our common stock, and the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

•	our anticipated or actual operating results;

•	developments concerning our sound reproduction technologies;

•	technological innovations or setbacks by us or our competitors;

•	announcements of merger or acquisition transactions;

•	changes in personnel within our company; and

•	other events or factors and general economic and market conditions.

Our common stock has traded on The NASDAQ Capital Market as low as $3.86 and as high at $21.99 during the period from March 22, 2012 through May 2, 2013. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market price of many technology companies, and that have often been unrelated or disproportionate to the operating performance of companies. These broad market fluctuations may adversely affect the trading price of shares our common stock.

There is no guarantee that our shares will continue to be listed on The NASDAQ Capital Market.

Shares of our common stock became listed on The NASDAQ Capital Market on March 22, 2012. We may not be able to meet the requirements for continued listing on The NASDAQ Capital Market, or there may not be enough brokers interested in making a market for our stock to allow us to continue to list thereon. Failure to satisfy any continued listing requirements could lead to the receipt of a deficiency notice from Nasdaq and ultimately to a delisting from trading of our common stock. If our common stock were delisted from Nasdaq, among other things, this could result in a number of negative implications, including reduced liquidity in our common stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws as well as the potential loss of confidence by suppliers, customers and employees, the loss of analyst coverage and institutional investor interest, fewer business development opportunities, greater difficulty in obtaining financing and possible breaches of certain contractual obligations. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. It is possible that an active and liquid trading market in our securities may never develop or, if one does develop, that the market will continue.

Sales of common stock by affiliates or sales of common stock issuable on the exercise of outstanding options and warrants, may depress the price of our common stock.

From time to time, certain of our stockholders including affiliates may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. As of April 30, 2013, we had outstanding options granted to our employees, directors and consultants to purchase 1,275,354 shares of our common stock, and had outstanding warrants issued to investors to purchase 291,492 shares of our common stock. At April 30, 2013, the exercise prices for the options and common stock warrants ranged from $1.50 to $12.98 per share. The issuance of shares of common stock upon the exercise of outstanding options or warrants could cause substantial dilution to holders of common stock and could negatively affect the terms on which we could obtain equity financing. Any substantial sale the sale of these shares in the market or sales of shares pursuant to Rule 144 or pursuant to any resale prospectus could cause the market price of our common stock to decline.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

We are authorized to issue up to 1,000,000 shares of preferred stock in one or more series. Our Board of Directors may determine the terms of future preferred stock offerings without further action by our stockholders (subject to the rules of the NASDAQ Capital Market). If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. Preferred stock terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

The payment of dividends will be at the discretion of our Board of Directors.

The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board deems relevant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology. For a non-exhaustive list of certain forward-looking statements that are incorporated by reference into or deemed to be a part of this prospectus, please refer to the “Cautionary Note Regarding Forward-Looking Statements and Other Information” contained in our Annual Report on Form 10-K for the year ended September 30, 2012.

Forward looking statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in (i) our Annual Report on Form 10-K for the year ended September 30, 2012, (ii) our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus, or (iii) this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus and the documents incorporated by reference herein reflect our views as of the date of the document in which they are contained based on information available to us as of the date of that document, and we caution you not to place undue reliance on these forward-looking statements in light of the risks, uncertainties and assumptions associated with them. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities we sell in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part. See “Where You Can Find More Information.”

Description of Common Stock

We are authorized to issue 50,000,000 shares of our common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share.

As of April 30, 2013 we had 6,676,044 shares of common stock outstanding. Our authorized but unissued shares of common stock are available for issuance without action by our stockholders (except as may be required by the rules of the NASDAQ Capital Market). If action by our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any future outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

We are not offering any shares of our preferred stock pursuant to this prospectus or any prospectus supplement hereto. Further, no shares of our preferred stock are outstanding, and we have no present plans to issue any shares of our preferred stock. However, we are describing the rights of our preferred stock because our preferred stock, if and when issued, may have rights that are greater than the rights of our common stock.

Our board of directors has the authority, without action by our stockholders (except as may be required by the rules of the NASDAQ Capital Market), to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

Description of Warrants

We may issue warrants for the purchase of our common stock, which we refer to in this prospectus as “common stock purchase warrants”. As explained below, each common stock purchase warrant will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determined as set forth in, the related prospectus supplement. Common stock purchase warrants may be issued separately or together with equity securities. The common stock purchase warrants are to be issued under common stock purchase warrant agreements.

The particular terms of each issue of common stock purchase warrants and the common stock purchase warrant agreement relating to the common stock purchase warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the common stock purchase warrants;

•	the initial offering price;

•	the aggregate number of common stock purchase warrants and the aggregate number of shares of common stock purchasable upon exercise of the common stock purchase warrants;

•	the date on which the right to exercise the common stock purchase warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of the common stock purchase warrants that may be exercised at any one time;

•	anti-dilution provisions of the common stock purchase warrants, if any;

•	redemption or call provisions, if any, applicable to the common stock purchase warrants;

•	any additional terms of the common stock purchase warrants, including terms, procedures and limitations relating to the exchange and exercise of the common stock purchase warrants; and

•	the exercise price.

Holders of common stock purchase warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the common stock purchase warrants.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Charter Documents

The following is a summary of certain provisions of Nevada law, our articles of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Nevada and our articles of incorporation and bylaws.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Articles of Incorporation; Bylaws

Our articles of incorporation and bylaws contain provisions that could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall unless our board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholder vote, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of our board of directors.

No Cumulative Voting. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Stockholder Meetings. Our bylaws provide that special meetings of the stockholders may be called only by our chairman, our chief executive officer or at the direction of our board of directors.

USE OF PROCEEDS

Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include capital expenditures and additions to working capital. When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities

PLAN OF DISTRIBUTION

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NASDAQ or sales made through a market maker other than on an exchange or other similar offerings through sales agents; or

•	otherwise through any other method permitted by applicable law or a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require the delivery of shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.

The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. Any prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares during and after this offering, but those underwriters will not be obligated to do so and may discontinue any market making at any time. Specifically, the underwriters may over-allot or otherwise create a short position in the common shares for their own accounts by selling more common shares than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing common shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common shares by bidding for or purchasing common shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if common shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common shares to the extent that it discourages resales of the common shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common shares. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to our activities.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

Any broker-dealer participating in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In compliance with the guidelines of the Financial Regulatory Authority, or FINRA, the maximum aggregate value of all compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds from the sale of securities pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by Sheppard Mullin Richter & Hampton, LLP, San Diego, California.

EXPERTS

Squar, Milner, Peterson, Miranda and Williamson, LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the fiscal years ended September 30, 2012 and 2011 as set forth in their report dated November 28, 2012, which is incorporated by reference in this prospectus. Such financial statements are included in reliance on Squar, Milner, Peterson, Miranda and Williamson, LLP’s aforementioned report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement, which are available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below, as well as on our website, http://www.parametricsound.com. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the securities.

In addition, we are subject to the reporting and information requirements of the Securities Exchange Act of 1934, and as a result we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will also be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below, as well as on our website, http://www.parametricsound.com. This reference to our website is an inactive textual reference only, and is not a hyperlink.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Our annual report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC on November 28, 2012;

•	Our quarterly report on Form 10-Q for the period ended December 31, 2012, filed with the SEC on February 7, 2013;

•	Our quarterly report on Form 10-Q for the period ended March 31, 2013, filed with the SEC on May 2, 2013;

•	Our current reports on Form 8-K (or amendments thereto) filed with the SEC on each of February 25, 2013, March 1, 2013, March 8, 2013 and April 5, 2013;

•	Our definitive proxy statement filed with the SEC on January 10, 2013; and

•	The description of our common stock, which is contained in the registration statement on Form 8-A12B filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto. You may request a copy of these reports or documents, at no cost, by writing or telephoning us at the following address:

Parametric Sound Corporation

13771 Danielson Street, Suite L

Poway, CA 92064

(888) 477-2150

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

             Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Oppenheimer & Co.

Lake Street Capital Markets

                         , 2016